INDENTURE

Dated as of [__________], 2011

among

WOLVERINE TUBE, INC.,

THE SUBSIDIARIES NAMED HEREIN,

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee and Collateral Agent

SENIOR SECURED NOTES DUE 2014

EXHIBITS & SCHEDULES

Exhibit A	Form of Definitive Note

Schedule 4.03(d)	Existing Indebtedness

Schedule 4.05(c)(1)	Existing Encumbrances or Restrictions

Schedule 4.07(b)(1)	Permitted Investments

Schedule 4.07(b)(7)	Affiliate Transactions

Schedule 4.11(a)	Existing Liens

v

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)	7.10
	(b)	7.03; 7.08; 7.10
311	(a)	7.11
	(b)	7.11
312	(a)	2.05
	(b)	12.04
	(c)	12.04
313	(a)	7.06
	(b)	7.06
	(c)	7.06
	(d)	7.06
314	(a)	4.02; 4.14
	(b)	11.02
	(c)	12.04
	(d)	11.03
	(e)	12.05
315	(a)	7.01(b)
	(b)	7.05
	(c)	7.01(a)
	(d)	7.01(c)
	(e)	6.11
316	(a)	2.08; 6.04; 6.05
	(b)	6.07
	(c)	9.04
317	(a)	6.08; 6.09
	(b)	2.04
318	(a)	12.01
	(b)	N.A.
	(c)	12.01

INDENTURE dated as of [____________], 2011, among Wolverine Tube, Inc., a Delaware corporation (the “Company”), Tube Forming, L.P., WT Holding Company Inc., Wolverine Joining Technologies, LLC, and U.S. Bank National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s Senior Secured Notes Due 2014:

ARTICLE 1

Definitions and Incorporation by Reference

SECTION 1.01.          Definitions.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the Sections 4.04 and 4.07 only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)           any shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Subsidiary);

(2)           all or substantially all the assets of any division or line of business of the Company or any Subsidiary; or

(3)           any other assets of the Company or any Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A)           a disposition (i) between or among the Company and its Domestic Subsidiaries, (ii) between or among any Foreign Subsidiaries of the Company or (iii) by any Foreign Subsidiaries of the Company to the Company or any of its Domestic Subsidiaries;

(B)           for purposes of Section 4.06 only, (x) a disposition that constitutes a Restricted Payment permitted by Section 4.04 or a Permitted Investment and (y) a transaction that is permitted by Section 5.01;

(C)           a disposition of assets with a Fair Market Value of less than $25,000 individually and, when taken together with all other dispositions of assets previously made under this clause (C), less than $250,000 in the aggregate;

(D)           the sale of accounts of an account debtor in the ordinary course of business to a financial institution or other Person that factors accounts receivable in the ordinary course of its business in connection with an accelerated payment program established by such account debtor; and

(E)           the disposition by the Company or any Subsidiary of (i) inventory and other assets acquired or produced and held for sale or resale in the ordinary course of business (including inventory that is no longer useful in the conduct of the Company’s or its Subsidiaries’ businesses), (ii) obsolete, damaged or worn out personal property that is no longer useful in the ordinary course of business and (iii) rights granted to others pursuant to leases, subleases or licenses in the ordinary course of business.

For the avoidance of doubt, the licensing by the Company or any Subsidiary of intellectual property shall be deemed not to be an Asset Disposition.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)           the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)           the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.11, a Capital Lease Obligation will be deemed to be Indebtedness for borrowed money secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following events:

(1)           any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)           the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)           the merger or consolidation of the Company with or into another Person, or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

“Change of Control Offer” shall have the meaning ascribed thereto in Section 4.10.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means collateral as such term is defined in the Security Agreement and all property mortgaged under the Mortgages, whether now owned or hereafter acquired, upon which a Lien securing the Notes Obligations is granted or purported to be granted.

“Collateral Agent” means U.S. Bank National Association, as collateral agent, until a successor replaces it and, thereafter, means the successor.

“Collateral Agreements” means the Security Agreement and each other instrument creating Liens in favor of the Collateral Agent as required by or executed in connection with this Indenture, in each case, as the same may be in force from time to time.

“Commodity Agreement” means any commodity or raw material futures contract, commodity or raw materials option, or any other agreement designed to protect against or manage exposure to fluctuations in commodity or raw material prices, including silver leasing arrangements entered into for such purposes.

“Company” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the TIA, each other obligor on the indenture securities.

“Consolidated Net Worth” means, at any time of determination, the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of (i) the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made or (ii) if quarterly financial information is available for the immediately preceding fiscal quarter and such financial information is included in the reports filed or delivered pursuant to Section 4.02, the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

(1)           the par or stated value of all outstanding Capital Stock of the Company plus

(2)           paid-in capital or capital surplus relating to such Capital Stock plus

(3)           any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

“Credit Agreement” means (a) a credit and/or letter of credit facility (i) entered into for the purpose of obtaining working capital by and among the Company and certain of its Domestic Subsidiaries with banks or other lenders, (ii) which may be secured by a first-priority security interest in inventory, receivables and other current assets of the Company and its Domestic Subsidiaries and (iii) if so secured, shall be subject to an intercreditor agreement with the Trustee, in form and substance reasonably satisfactory to the Holders of at least a majority in principal amount of the Notes outstanding at the time of execution of such intercreditor agreement or any amendment or modification thereof, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented, replaced (by one or more credit facilities, indentures, debt instruments or other documents) or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time (subject, in the case of a secured credit facility, to an intercreditor agreement with the Trustee, in form and substance reasonably satisfactory to the Holders of at least a majority in principal amount of the Notes outstanding at the time of execution of such intercreditor agreement or any amendment or modification thereof) and (b) any agreement (and related document) increasing the amount of, extending the maturity of or Refinancing such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders (subject, in the case of a secured credit facility, to an intercreditor agreement with the Trustee, in form and substance reasonably satisfactory to the Holders of at least a majority in principal amount of the Notes outstanding at the time of execution of such intercreditor agreement or any amendment or modification thereof). The Trustee shall execute and deliver any such intercreditor agreement upon the written instruction of Holders of at least a majority in principal amount of the Notes outstanding at the time of the execution thereof.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement designed to protect against or manage exposure to fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the legend related to Global Notes and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)           matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)           is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)           is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)           the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes pursuant to Sections 4.06 and 4.10; and

(2)           any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving duress or necessity of either party, determined in good faith by the Board of Directors of the Company.

“Foreign Subsidiary” means any Subsidiary not incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)           the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants; and

(2)           statements and pronouncements of the Financial Accounting Standards Board.

 “Global Notes” means the Global Note or Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto, issued in accordance with Sections 2.01 and 2.06 hereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)           to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)           entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Commodity Agreement, Natural Gas Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 4.03:

(1)           amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)           the accrual or capitalization of interest;

(3)           the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument, or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(4)           the obligation to pay a premium in respect of indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)           the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)           all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)           all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)           all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)           the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Capital Stock of such Person or any Subsidiary of such Person or that are determined by the value of such Capital Stock, the principal amount of such Capital Stock to be determined in accordance with this Indenture;

(6)           all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)           all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)           to the extent not otherwise included in this definition, Hedging Obligations of such Person or other obligations of such Person under any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

Notwithstanding the foregoing, (a) in connection with the purchase by the Company or any Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter and, (b) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be Indebtedness.

The amount of Indebtedness of any Person at any date shall be (A) the outstanding balance at such date of all unconditional obligations as described above, (B) the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, and (C) in the case of any Indebtedness consisting of Hedging Obligations, the net amount payable if the related Interest Rate Agreement, Commodity Agreement, Natural Gas Agreement or Currency Agreement were terminated at that time; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Insurance and Condemnation Proceeds” shall have the meaning ascribed thereto in Section 4.18.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other financial agreement or arrangement designed to protect against or manage exposure to fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable, endorsements for collection or deposits arising in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

 “Issue Date” means [___________] (the date on which the Notes are originally issued under this Indenture).

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Agreement” means the Management Agreement by and among the Company and the Manager, as in effect on the Issue Date and any amendment thereto (so long as such amendment is not as a whole less favorable to the Noteholders in any material respect than the original agreement as in effect on the Issue Date).

“Manager” means The Alpine Group Inc. and its successors.

“Management Incentive Plan” means the management incentive plan adopted by the Board of Directors, as amended, modified or supplemented from time to time.

“Mortgages” means the mortgages, deeds of trust, deeds to secure debt or assignments of the foregoing or other similar documents delivered by the Company or any Subsidiary Guarantor which create, in favor of the Collateral Agent, Liens on any fee interest in real property owned by the Company or any Subsidiary Guarantor, as the case may be.

“Mortgage Instruments” such title reports, title insurance, flood certifications, FEMA forms (where applicable), flood insurance (where applicable), surveys, appraisals, environmental reports (if any), and environmental indemnity signed by the Company or any Subsidiary Guarantor granting a Mortgage as are reasonably requested by, and in form and substance reasonably acceptable to, the Collateral Agent, in accordance with this Indenture and the Collateral Agreements. For the avoidance of doubt, environmental reports and environmental indemnities shall not be requested with respect to the Mortgages executed on the Issue Date.

“Natural Gas Agreement” means any natural gas purchase or hedging agreement, future contract or option, or any other agreement designed to protect against or manage exposure to fluctuations in natural gas prices.

“Net Available Cash” from an Asset Disposition or casualty or condemnation event means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1)           all legal, title and recording tax expenses, commissions and other fees and expenses incurred in connection with such Asset Disposition or casualty or condemnation event, (including fees and expenses of counsel, investment bankers, consultants and accountants), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)           all payments made on any Indebtedness (which, for the avoidance of doubt, shall not include the PBGC Obligation) which is secured by any assets subject to such Asset Disposition or casualty or condemnation event, in accordance with the terms of any Lien upon or other credit or security agreement of any kind with respect to such assets, or which must by applicable law be repaid out of the proceeds from such Asset Disposition or casualty or condemnation event or any fee paid in order to obtain a necessary consent to such Asset Disposition, subject, in the case of a Credit Agreement or a Permitted Partial Refinancing, to the terms of the applicable intercreditor agreement;

(3)           all distributions and other payments required to be made to minority interest holders in Subsidiaries as a result of such Asset Disposition or casualty or condemnation event;

(4)           with respect to any sale of the Capital Stock and/or assets of Wolverine Tube Europe BV occurring prior to the twelve-month anniversary of the Issue Date, the amount of the payment made to the PBGC in respect of the PBGC Obligation pursuant to section 3 of the PBGC Agreement (which payment shall not exceed $3,750,000); and

(5)           the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition or casualty or condemnation event and retained by the Company or any Subsidiary after such Asset Disposition or casualty or condemnation event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition or casualty or condemnation event; provided, that such cash proceeds (i) shall be (a) maintained in a segregated deposit account or (b) maintained in a segregated securities account and invested in Temporary Cash Investments, in each case, subject to a perfected first-priority security interest in favor of the Collateral Agent pending application to such liabilities and (ii) upon reversal of any such reserve, shall constitute Net Available Cash subject to Section 4.06 or 4.18, as applicable.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Notes” means $30,000,000 aggregate principal amount of Senior Secured Notes due 2014 issued under this Indenture on the Issue Date.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Pari Passu Indebtedness” means any Indebtedness of the Company, whether outstanding on the date on which the Notes are originally issued or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PBGC Agreement” means the Settlement Agreement, dated as of [__], 2011, among the Company, Tube Forming, L.P., Wolverine Joining Technologies, LLC, WT Holding Company, Inc., TF Investor, Inc. and the PBGC, as amended, restated, supplemented or otherwise modified from time to time.

“PBGC Obligation” means the obligation of the Company or any of its Subsidiaries to make the payments to the PBGC specified in the PBGC Agreement.

“Permitted Investment” means an Investment by the Company or any Subsidiary in:

(1)          the Company or a Domestic Subsidiary; an Investment by the Company or any Domestic Subsidiary in any Foreign Subsidiary in an aggregate amount, together with all other Investments by the Company or any Domestic Subsidiary in any Foreign Subsidiary pursuant to this clause (1), not to exceed $2,000,000; or an Investment by any Foreign Subsidiary in any other Foreign Subsidiary;

(2)           a Person that will, upon the making of such Investment, become a Subsidiary; provided, however, that the primary business of such Subsidiary is a Related Business; provided, further, that the consideration paid by the Company and its Subsidiaries in respect of such Investment is paid using the Net Cash Proceeds of the substantially concurrent sale of Capital Stock of the Company (other than Disqualified Capital Stock);

(3)           another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Subsidiary; provided, however, that such Person’s primary business is a Related Business; provided, further, that the consideration paid by the Company and its Subsidiaries in respect of such Investment is paid using the Net Cash Proceeds of the substantially concurrent sale of Capital Stock of the Company (other than Disqualified Capital Stock);

(4)           cash and Temporary Cash Investments;

(5)           receivables owing to the Company or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Subsidiary deems reasonable under the circumstances;

(6)           payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(7)           stock, obligations or securities received in compromise or settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments;

(8)           any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted under Section 4.06;

(9)           any Person where such Investment was acquired by the Company or any of its Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)         any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Subsidiary;

(11)         any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 4.03;

(12)         any Person to the extent such Investments consist of the Company or a Subsidiary funding a qualified or non-qualified benefit plan for employees of the Company and the Subsidiaries;

(13)         Persons to the extent such Investments are in existence on the Issue Date and set forth on Schedule 4.07(b)(1) ; and

(14)         Permitted Joint Ventures (in addition to Investments permitted by clauses (1) through (13) of this definition) in an aggregate amount not to exceed $4,000,000.

For the avoidance of doubt, no Investment in TFI shall constitute a Permitted Investment.

“Permitted Joint Venture” means each of Wolverine China Investments LLC and Wolverine Wieland Heat Transfer Technology LLC and their respective successors.

“Permitted Partial Refinancing” means any Refinancing Indebtedness of the Company and its Domestic Subsidiaries that Refinances any portion of the Notes or any such Refinancing Indebtedness, so long as (i) such Refinancing, if secured, shall be subject to an intercreditor agreement with the Trustee, in form and substance reasonably satisfactory to the Trustee and the Holders of at least a majority in principal amount of the Notes outstanding at the time of execution of such intercreditor agreement or any amendment or modification thereof and (ii) the liens granted, if any, pursuant to such Refinancing shall be of equal priority with or subordinate to the liens granted pursuant to this Indenture, the Collateral Agreements, and the other documents executed in connection herewith.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

 “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Public Equity Offering” means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)           such Refinancing Indebtedness has a Stated Maturity no earlier than the date that is the earlier of the Stated Maturity of the Indebtedness being Refinanced and the first anniversary of the Stated Maturity of the Notes;

(2)           such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(3)           such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that Refinances Indebtedness of the Company.

“Related Business” means any business in which the Company was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company.

“Restricted Payment” with respect to any Person means:

(1)           the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)           the purchase, redemption or other acquisition or retirement for value of (i) any Capital Stock of the Company held by any Person or (ii) any Capital Stock of a Subsidiary held by any Person other than the Company or a Subsidiary (or any option, warrant or other right to acquire any such Capital Stock), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)           the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition);

(4)           the payment of any management fees, expenses or indemnities owing under the Management Agreement;

(5)           the making of any prepayment of any portion of the PBGC Obligation under the PBGC Agreement, except pursuant to section 3 thereof; or

(6)           the making of any Investment (other than a Permitted Investment) in any Person.

“Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company, for a period of more than three years, of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means the Guarantee and Collateral Agreement, dated as of the Issue Date, made by the Company and the Subsidiary Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)           such Person;

(2)           such Person and one or more Subsidiaries of such Person; or

(3)           one or more Subsidiaries of such Person.

Notwithstanding the foregoing, TFI shall not constitute a “Subsidiary” for purposes of this Indenture.

“Subsidiary Guarantor” means Tube Forming, L.P., WT Holding Company, Inc., Wolverine Joining Technologies, LLC and each other Subsidiary of the Company that guarantees the Notes pursuant to the terms of this Indenture, in each case until such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with the terms of this Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(1)           any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case, maturing within one year from the date of acquisition thereof;

(2)           investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 1 year of the date of acquisition thereof and overnight bank deposits, in each case with or issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or (in the case of any Foreign Subsidiary) any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A-2” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(3)           fully collateralized repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)           investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or (in the case of any Foreign Subsidiary) any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group; and

(5) money market funds that (i) comply with the criteria set forth in U.S. Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by Standard and Poor’s Ratings Group and Aaa by Moody’s Investors Service, Inc. and (iii) have portfolio assets of at least U.S. $5,000,000,000.

“TFI” means TF Investor, Inc., a Delaware corporation.

“Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. § 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

SECTION 1.02.          Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.07(a)
“Authentication Order”	2.02
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.10(b)
“covenant defeasance option”	8.01(b)
“Custodian”	6.01
“Event of Default”	6.01
“legal defeasance option”	8.01(b)
“Notes Obligations”	10.01
“Paying Agent”	2.03
“Permitted Liens”	4.11
“Premises”	4.17
“Registrar”	2.03
“Successor Company”	5.01

SECTION 1.03.          Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC;

“indenture securities” means the Notes and each Guaranty Agreement;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the indenture securities means the Company, each Subsidiary Guarantor and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04.          Rules of Construction. Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           “including” means including without limitation;

(5)           words in the singular include the plural and words in the plural include the singular;

(6)           unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(7)           the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP; and

(8)           the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater.

ARTICLE 2

The Notes

SECTION 2.01.          Form and Dating. The Notes issued in global form and definitive form, and the Trustee’s certificate of authentication, shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of the outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect any exchanges or redemptions.

SECTION 2.02.          Execution and Authentication. Two Officers shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate and deliver the Notes for original issue in an aggregate principal amount of $30,000,000, and Definitive Notes, Global Notes and any replacement notes or temporary notes issued pursuant to Section 2.07 or 2.09, respectively, in each case, upon a written order (an “Authentication Order”) of the Company signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company. Such order shall specify the amount of the Notes to be authenticated and the date on which the Notes are to be authenticated. Not less than five (5) Business Days prior to each interest payment date under the Notes, the Company shall deliver a written order signed by an Officer of the Company to the Trustee specifying the amount by which the principal balance of the Notes shall be increased as a result of interest due on the Notes pursuant to the terms of the Notes, and the date of such increase. The Trustee shall increase the aggregate principal amount of the Notes on the date specified in such written order upon receipt of such written order. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, or any written order specifying an increase in the principal amount of the Notes pursuant to the immediately preceding sentence.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.03.          Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any Wholly Owned Subsidiary incorporated or organized within the United States of America may act as Paying Agent, Registrar, co-registrar or transfer agent.

The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes. If the Trustee is no longer the Registrar and Paying Agent, the Company shall provide the Trustee with access to inspect the register of the Notes and shall provide copies of the register of the Notes to the Trustee upon request.

The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes.

SECTION 2.04.          Paying Agent To Hold Money in Trust. Prior to each due date of the principal and interest on any Note, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.04 the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.05.          Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with Section 312(b) of the TIA. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the principal amounts and number of Notes held by the Holders.

SECTION 2.06.          Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1)           the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary; or

(2)           the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.09 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.09 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), or (c).

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b).

(c)           Transfer or Exchange Beneficial Interests in Global Notes to Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon:

(1)           a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)           instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect such transfer or exchange, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(f) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes. A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.10 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Definitive Note, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction.

(g)          General Provisions Relating to Transfers and Exchanges.

(1)          To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof.

(2)          No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.09, 3.06, 4.10 and 9.05 hereof).

(3)          The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)          Neither the Registrar nor the Company will be required:

(A)           to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)           to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)           to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Registrar, the Paying Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, the Registrar, the Paying Agent or the Company shall be affected by notice to the contrary.

SECTION 2.07.          Replacement Notes.  If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee.  If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Note is replaced.  The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement note is a replacement of the mutilated, lost, destroyed or wrongfully taken obligation of the Company and shall be issued under the same terms and conditions as the original obligation.

SECTION 2.08.          Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding.  A Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by bona fide purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date, money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09.          Temporary Notes.  Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes.  Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as the definitive Notes.

SECTION 2.10.          Cancellation.  The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Trustee to deliver canceled Notes to the Company.  Subject to Section 2.07, the Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

SECTION 2.11.          Defaulted Interest.  If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner.

The Company may pay the defaulted interest to the persons who are Holders on a subsequent special record date.  The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12.          CUSIP Numbers.  The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such “CUSIP” numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

SECTION 2.13.          Interest on Notes.  The Company shall pay interest on the Notes in cash and by increasing the principal amount of the Notes on the terms and in the amounts set forth in the Notes.  The payment of accrued interest in connection with any redemption or repurchase of Notes as described in Section  4.06, 4.10 or 4.18 or paragraph 5 of the Note shall be made solely in cash.

ARTICLE 3

Redemption

SECTION 3.01.           Notices to Trustee.  If the Company

(a) elects to redeem Notes pursuant to paragraph 5 of the Note;

(b) is obligated to redeem Notes pursuant to Section 4.06; or

(c) is obligated to redeem Notes pursuant to Section 4.18,

it shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed and the paragraph of the Note pursuant to which the redemption will occur.

The Company shall give each notice to the Trustee provided for in this Section 3.01 at least 35 days, or such lesser number of days as may be acceptable to the Trustee, before the redemption date.  Such notice shall be accompanied by an Officers’ Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein.

SECTION 3.02.          Selection of Notes To Be Redeemed.  If fewer than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed pro rata, from outstanding Notes not previously called for redemption and that have denominations of $1,000 or larger, subject to the Applicable Procedures.  Notes and portions of them the Trustee selects shall be in principal amounts of $1,000 or a whole multiple of $1,000.  Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.  The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.03.          Notice of Redemption.  At least 30 days before a date for redemption of Notes, but not more than 60 days before a date for redemption of Notes, the Company shall mail a notice of redemption by first-class mail to each Holder to be redeemed at such Holder’s registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a)          the redemption date;

(b)          the redemption price and the amount of accrued interest, if any, to be paid;

(c)          the name and address of the Paying Agent;

(d)          the subsection of Section 3.01 pursuant to which such redemption is being made;

(e)          the place where the Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)          if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the particular Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(g)          that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(h)          the CUSIP number, if any, and that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(i)           in the case of a redemption made pursuant to Section 4.06 or 4.18, such notice shall also include a copy of the related Officer’s Certificate delivered to the Trustee pursuant to Section 3.05(b).

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense.  In such event the Company shall provide the Trustee with the information required by this Section 3.03.  If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the redemption.

SECTION 3.04.          Effect of Notice of Redemption.  Once notice of redemption is mailed, Notes called for redemption become irrevocably due and payable on the redemption date and at the redemption price stated in the notice plus accrued interest thereon.  Upon surrender to the Paying Agent, such Notes or portions thereof called for redemption shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date).  Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.  Except as set forth in the last paragraph of Section 4.10, no notice of any redemption may be subject to any conditions precedent or otherwise conditional.

SECTION 3.05.           Deposit of Redemption Price.

(a)          In the case of a redemption pursuant to paragraph 5 of the Note or Section 4.06 or 4.18 hereof, prior to the redemption date, the Company shall irrevocably deposit with the Trustee money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption which have been delivered by the Company to the Trustee for cancellation.

(b)          In the case of a redemption pursuant to Section 4.06 or 4.18, not later than the date upon which written notice is delivered to the Trustee pursuant to Section 3.01, the Company shall deliver to the Trustee an Officer’s Certificate as to (A) the amount of such redemption, and (B) the calculation of the Net Available Cash (in the case of a redemption pursuant to Section 4.06) or Insurance and Condemnation Proceeds (in the case of a redemption pursuant to Section 4.18) giving rise to such redemption.

SECTION 3.06.          Notes Redeemed in Part.  Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07.           Mandatory Redemption.  Except as set forth in Sections 4.06 and 4.18, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4

Covenants

SECTION 4.01.          Payment of Notes.  The Company shall pay in lawful currency of the United States of America the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02.          Financial Statements; Inspection Rights; Confidentiality.  The Company will provide the Trustee and the Holders (and, for the avoidance of doubt, the Company shall be deemed to have provided to the Holders any of the following that is posted on the Company’s website), the following:

(a)          as soon as available, but not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Company and its consolidated Subsidiaries on a consolidated basis, subject to normal year-end audit adjustments and absence of footnote disclosures; and

(b)         as soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the audited consolidated balance and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied on a basis consistent with prior years.

SECTION 4.03.           Limitation on Indebtedness.

(a)          The Company will not, and will not permit any Subsidiary to, Incur, directly or indirectly, any Indebtedness except:

(1)         Indebtedness Incurred by the Company or any Subsidiary pursuant to a Credit Agreement or, subject to Section 4.12, a Sale/Leaseback Transaction; provided,  that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred pursuant to a Credit Agreement does not exceed the lesser of (i) $75 million and (ii) 90% of the value of the Company’s current assets as determined in accordance with GAAP; provided, further, that the Attributable Debt with respect to Sale/Leaseback Transactions shall not exceed $1,000,000 in the aggregate;

(2)         Indebtedness owed to and held by the Company or a Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Subsidiary ceasing to be a Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(3)         the Notes or any Permitted Partial Refinancing;

(4)         any other Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant) and described on Schedule 4.03(d) hereto;

(5)         Indebtedness of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary (or the assets and liabilities comprising such Subsidiary on such date) was acquired by the Company or any Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired (or such assets and liabilities were acquired) by the Company or any Subsidiary);

(6)         Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clause (4) or (5) above or this clause (6);

(7)         Hedging Obligations entered into in the ordinary course of business to hedge risks with respect to the Company’s or a Subsidiary’s interest rate, currency, natural gas or commodity exposure and not for speculative purposes;

(8)         Obligations in respect of performance, bid, appeal or surety bonds and completion guarantees provided by the Company or any Subsidiary in the ordinary course of business;

(9)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(10)       Guarantees by the Company or any Subsidiary of any Indebtedness of the Company or any Subsidiary permitted to be Incurred pursuant this Section 4.03; provided, that no Foreign Subsidiary shall provide a Guarantee of any Indebtedness of the Company or any Domestic Subsidiary unless it shall have provided a Guarantee of the Notes in accordance with Section 4.13; provided, further, that nothing in this clause (10) shall prohibit Wolverine Tube Canada Limited Partnership from entering into a Guarantee to the extent necessary under applicable law in connection with its provision of the Lien described in Section 4.11(l);

(11)       Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (11) and then outstanding, does not exceed $3.0 million;

(12)       The PBGC Obligation;

(13)       Indebtedness (including Capital Lease Obligations) incurred to finance all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property (to the extent such Indebtedness is incurred prior to or within one year after the later of the foregoing); provided, that the aggregate outstanding principal amount of such Indebtedness shall not exceed $5,000,000 at any time; and

(14)       Indebtedness of the Company or of any of its Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) of this Section 4.03) does not exceed $5.0 million.

(b)          Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to this Section 4.03 if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(c)          For purposes of determining compliance with this Section 4.03:

(1)         in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

(2)         the Company will be entitled to (i) divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above and (ii) in the case of Indebtedness incurred pursuant to clause (11) or (14) of Section 4.03(a), from time to time reclassify items of such Indebtedness; provided, however, that the amount and type of such reclassified Indebtedness (or any portion thereof) will be required to be included in one of clauses (11) or (14) of Section 4.03(a).

(d)          Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that may be Incurred pursuant to any clause of Section 4.03(a) will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to fluctuations in the exchange rates of currencies.

SECTION 4.04.           Limitation on Restricted Payments.

(a)          The Company will not, and will not permit any Subsidiary, directly or indirectly, to make a Restricted Payment.

(b)          The preceding provision will not prohibit:

(1)         any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders;

(2)         any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to Section 4.03;

(3)         so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Company held by officers, directors, employees or consultants or former officers, directors, employees or consultants (or their estates or beneficiaries) (excluding, in each case, the Manager, other than with respect to the Manager’s net exercise of options under the Management Incentive Plan, which shall be permitted), upon death, disability, retirement, severance or termination of employment or other service relationship, or in order to satisfy tax withholding obligations of such persons upon the exercise of options or the vesting of performance shares, or pursuant to any agreement under which such Capital Stock was issued (including, without limitation, repurchases of Capital Stock under the Management Incentive Plan); provided, however, that the aggregate consideration paid therefor does not exceed an aggregate amount of $1,000,000;

(4)         payments made by the Company as a result of dissenters’ rights related to a merger involving the Company; provided, however, that as a result of such merger the Company has made a Change of Control offer under Section 4.10 to the extent required by, and in accordance with, the provisions of such covenant and any Notes tendered in connection therewith have been purchased;

(5)         the payment of fees, expenses and indemnities to the Manager pursuant to the Management Agreement, so long as no Event of Default would result therefrom; and

(6)         Dividends and distributions by the Company on its Capital Stock  subsequent to the Issue Date in an aggregate amount not to exceed $30,000,000.

Notwithstanding the foregoing, (i) no Restricted Payment shall be made if an Event of Default shall have occurred and is continuing (other than pursuant to clause (5) above) and (ii) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be a Restricted Payment.

SECTION 4.05.          Limitation on Restrictions on Distributions from Subsidiaries.  The Company will not, and will not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1)         any encumbrance or restriction existing on the Issue Date and described on Schedule 4.05(c)(1) hereto;

(2)         any encumbrance or restriction contained in a Credit Agreement permitted pursuant to Section 4.03(a);

(3)         any encumbrance or restriction with respect to any Person existing on or prior to the date on which such Person was acquired by the Company or any Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was acquired by the Company or any Subsidiary) and outstanding on such date;

(4)         any encumbrance or restriction that extends, renews, refinances or replaces any encumbrances or restrictions referred to in clause (1) (2) or (3) of this Section 4.05 or this clause (4); provided, however, that the encumbrances and restrictions in such extensions, renewals, refinancings or replacements are no less favorable, taken as a whole, to the Noteholders than the encumbrances and restrictions being extended, renewed, refinanced or replaced;

(5)         any encumbrance or restriction imposed pursuant to an agreement entered into for the sale or disposition of assets permitted by Section 4.06; provided, however, that such encumbrance or restriction applies only to the assets that are the subject of such agreement;

(6)         provisions in agreements for Permitted Joint Ventures with respect to the disposition or distribution of assets or property of such Permitted Joint Venture;

(7)         any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(8)         any encumbrance or restriction existing under or by reason of applicable law;

(9)         any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages; and

(10)       any Liens securing Indebtedness otherwise permitted to be Incurred under Section 4.11 that limit the right of the debtor to dispose of the assets subject to such Liens.

SECTION 4.06.           Limitation on Sales of Assets and Subsidiary Stock. The Company will not, and will not permit any Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)         the Company or such Subsidiary receives consideration at least equal to the Fair Market Value, of the shares and assets subject to such Asset Disposition;

(2)         at least 80% of the consideration thereof received by the Company or such Subsidiary is in the form of cash or Temporary Cash Investments; and

(3)         unless otherwise consented to in writing by the Holders of at least 66⅔% in principal amount of the Notes then outstanding, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be) to redeem Notes in accordance with Article III; provided, that the Company shall provide the notice of redemption specified in Section 3.01 with respect to such redemption within five Business Days of such Asset Disposition and shall complete such redemption within sixty days of such Asset Disposition.

For the purposes of this Section 4.06, the following are deemed to be cash or Temporary Cash Investments:

(1)         the assumption of Indebtedness of the Company or any Subsidiary and the release of the Company or such Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2)         securities, notes or other obligations received by the Company or any Subsidiary from the transferee to the extent converted within 90 days by the Company or such Subsidiary into cash or Temporary Cash Investments.

Notwithstanding the foregoing provisions of this covenant, the Company and the Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant until the aggregate Net Available Cash from all Asset Dispositions that has not been applied in accordance with this covenant exceeds $1,500,000, at which time the Company must apply all such Net Available Cash in accordance with this covenant; provided, that all Net Available Cash not so applied shall be (a) maintained in a segregated deposit account or (b) maintained in a segregated securities account and invested in Temporary Cash Investments, in each case, subject to a perfected first-priority security interest in favor of the Collateral Agent pending application pursuant to this covenant.

SECTION 4.07.           Limitation on Affiliate Transactions.

(a)          The Company will not, and will not permit any Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)         the terms of the Affiliate Transaction are no less favorable to the Company or such Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate; and

(2)         if such Affiliate Transaction involves an amount in excess of $2.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3)         if such Affiliate Transaction involves an amount in excess of $7.5 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction (i) is fair, from a financial standpoint, to the Company and its Subsidiaries or (ii) is not less favorable to the Company and its Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b)          The provisions of the preceding paragraph (a) will not prohibit:

(1)         any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to Section 4.04;

(2)         any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3)         payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(4)         the payment of reasonable and customary directors’ fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Subsidiary entered into in the ordinary course of business;

(5)         any transaction with a Subsidiary or Permitted Joint Venture which would constitute an Affiliate Transaction solely because the Company or a Subsidiary owns an equity interest in or otherwise controls such Subsidiary, or Permitted Joint Venture;

(6)         the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7)         any agreement as in effect as of the Issue Date and set forth on Schedule 4.07(b)(7) or any amendment to any such agreement (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby; and

(8)         payments with respect to, or amendments, modifications, waivers or refinancing of, (i) this Indenture (or any certificate or document executed and delivered in connection herewith), (ii) the Stockholders Agreement, dated as of the date hereof, among the Company and each of the stockholders of the Company party thereto and (iii) the certificate of incorporation or bylaws of the Company.

SECTION 4.08.           Limitation on Line of Business.  The Company will not, and will not permit any Subsidiary, to engage in any business other than a Related Business.

SECTION 4.09.           Limitation on the Sale or Issuance of Capital Stock of Subsidiaries.  The Company:

(1)         will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary) except as permitted pursuant to Section 4.06, and

(2)         will not permit any Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary).

SECTION 4.10.           Change of Control.

(a)          Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.10(b).

(b)          Within 30 days following any Change of Control, the Company will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)         that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)         the circumstances and relevant facts regarding such Change of Control;

(3)         the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)         the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

(c)          Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date.  Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.

(d)          On the purchase date, all Notes purchased by the Company under this Section 4.10 shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(e)          Notwithstanding the foregoing provisions of this Section 4.10, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.10 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f)           The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.10.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue of its compliance with such securities laws or regulations.

Notwithstanding the foregoing, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place at the time such Change of Control Offer is made.

SECTION 4.11.          Limitation on Liens.  The Company will not, and will not permit any Subsidiary to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien on any property or asset now owned or hereafter acquired by the Company or such Subsidiary.

The foregoing restriction does not, however, apply to (collectively the “Permitted Liens”):

(a)          Liens existing on the Issue Date and described on Schedule 4.11(a) hereto;

(b)          Liens to secure the Company’s and the Subsidiary Guarantors’ obligations under the Indenture, the Notes and the Guarantees of the Notes or any Permitted Refinancing;

(c)          (i) Liens to secure the Company’s and the applicable Domestic Subsidiaries’ obligations under a Credit Agreement and (ii) Liens on property of a Foreign Subsidiary to secure such Foreign Subsidiary’s or any other Foreign Subsidiary’s Indebtedness;

(d)          Liens securing Indebtedness permitted under Section 4.03(a)(13); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness; provided further that the aggregate outstanding principal amount of Indebtedness secured by such Liens, when taken together with the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted pursuant to clause (m) below, shall not exceed $5,000,000 at any time;

(e)          Liens securing Indebtedness (i) owed by a Subsidiary to the Company or any other Subsidiary Guarantor or (ii) owed by a Foreign Subsidiary to any other Foreign Subsidiary;

(f)           Liens on the property of any Subsidiary Guarantor existing at the time such Person becomes a Subsidiary and not incurred as result of (or in connection with or in anticipation of) such Person becoming a Subsidiary; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of the Subsidiaries other than the property encumbered at the time such Person becomes a Subsidiary and do not secure Indebtedness with a principal amount in excess of the principal amount outstanding at such time;

(g)          Subject to Section 4.12, Liens incurred pursuant to any Sale/Leaseback Transactions;

(h)          Liens to secure taxes not yet due or which are being contested in good faith by the Company or a Subsidiary Guarantor;

(i)           Liens extending, renewing, refinancing or replacing (or successive extensions, renewals, refinancing or replacements of) any Lien, in whole or in part, of any type permitted under the foregoing clauses (a) through (h) above, provided that such Lien extends to or covers only the property that is subject to the Lien being extended, renewed, refinanced or replaced and that the principal amount of the Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, refinancing or replacement;

(j)           Liens on deposit accounts and securities accounts, and all cash or Temporary Cash Investments held therein or credited thereto, securing Indebtedness permitted under Section 4.03(a)(7);

(k)          Liens on accounts receivable that are factored pursuant to a transaction described in clause (D) of the definition of “Asset Disposition”;

(l)           The Replacement Lien (as defined in the PBGC Agreement); or

(m)         Liens (exclusive of any Lien of any type otherwise permitted under clauses (a) through (l) above) securing Indebtedness for borrowed money of the Company or any Subsidiary in an aggregate outstanding principal amount which, when taken together with the aggregate outstanding principal amount of Indebtedness secured by Liens permitted pursuant to clause (d) above, does not exceed $5,000,000 at any time.

SECTION 4.12.          Limitation on Sale/Leaseback Transactions.  The Company will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than the Company or a Subsidiary Guarantor) unless:

(a)          the Company or such Subsidiary would be entitled to incur Indebtedness, in principal amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant Section 4.11 above; and

(b)          the Company shall comply with Section 4.06 in connection with the Asset Disposition completed as part of such Sale/Leaseback Transaction.

SECTION 4.13.          Future Guarantors.  The Company will cause each Domestic Subsidiary to, within thirty (30) days of such Person constituting a Domestic Subsidiary, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of this Indenture and grant a first priority perfected security interest (subject to Liens permitted pursuant to Section 4.11) in favor of the Collateral Agent on its assets as security for the Notes on the same terms and conditions set forth in the Security Agreements, together with such supporting documents (including supporting resolutions and legal options) as the Collateral Agent shall reasonably request.

SECTION 4.14.          Compliance Certificate.  The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period.  If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto.  The Company also shall comply with TIA § 314(a)(4).

SECTION 4.15.           Impairment of Security Interests.

(a)          Neither the Company nor any of its Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Collateral Agreements or this Indenture.  Neither the Company nor any of its Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the Company’s and the Subsidiary Guarantors’ obligations under this Indenture, the Notes and the Guarantees of the Notes, unless such agreement permits the Company or such Subsidiary to first repay, or offer to repay, the Company’s and the Subsidiary Guarantors’ obligations under this Indenture, the Notes and the Guarantees of the Notes.

(b)          The Company shall, and shall cause each Subsidiary Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements.  The Company shall, and shall cause each Subsidiary Guarantor to, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements.

SECTION 4.16.          Further Instruments and Acts; PBGC Agreement.  (a)  Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

(b)          Neither the Company nor any of its Subsidiaries will make any amendment, restatement, supplement or other modification to the PBGC Agreement without (i) the consent of the Holders of the majority of the Notes outstanding at the time of such amendment, restatement, supplement or other modification if such amendment, restatement, supplement or other modification would be materially adverse to the Holders of the Notes or (ii) the approval of a majority of the Board of Directors if such amendment, restatement, supplement or other modification would be materially adverse to the Company or any of its Subsidiaries.

SECTION 4.17.           Real Estate Mortgages and Filings.

With respect to any real property mortgaged under the Mortgages (individually and collectively, the “Premises”) owned by the Company or a Domestic Subsidiary on the Issue Date with a Fair Market Value of greater than $100,000 and with respect to any such property to be acquired by the Company or a Domestic Subsidiary after the Issue Date with a purchase price of greater than $100,000 (within 90 days of the acquisition thereof):

(1)         The Company shall deliver to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages and Mortgage Instruments, duly executed by the Company or the applicable Domestic Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby; and

(2)         The Company shall deliver to the Collateral Agent an opinion from local counsel in each state where a Premises is located in form and substance reasonably satisfactory to the Collateral Agent and covering such matters as Collateral Agent may reasonably request, including without limitation, the enforceability of the relevant Mortgages.

SECTION 4.18.          Limitations on Use of Insurance Proceeds.  The Company shall apply all Net Available Cash in respect of (a) insurance proceeds received by the Company or any Subsidiary in respect of any casualty or other insured damage and (b) all condemnation awards and similar payments received by the Company or any Subsidiary in respect of any taking under eminent domain, condemnation or similar event (the “Insurance and Condemnation Proceeds”):

(1)         first, to the extent the Company elects, to acquire, construct or invest in, or improve, repair or rebuild property, plant and equipment used in a Related Business of the Company or a Subsidiary; provided that the Company or a Subsidiary so applies such Net Available Cash or enters into a binding agreement with respect to any such acquisition, construction, investment, improvement, repair or rebuilding within 270 days from the receipt of such insurance proceeds or casualty receipts; and

(2)         second, to the extent of the balance of such proceeds or payment after application in accordance with clause (1), to redeem Notes in accordance with Article III; provided, that the Company shall provide the notice of redemption specified in Section 3.01 with respect to such redemption within five Business Days of receipt of such proceeds or payment (or, as applicable, the expiration of the 270-day period specified in the foregoing clause (1) (or termination or expiration of any binding agreement specified in the foregoing clause (1) after the expiration of such 270-day period) with respect to any Net Available Cash that is not so applied following an election by the Company pursuant to such paragraph) and complete such redemption within sixty days of delivery of such notice;.

Notwithstanding the foregoing provisions of this covenant, the Company and the Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant until the aggregate Net Available Cash in respect of Insurance and Condemnation Proceeds that has not been applied in accordance with this covenant exceeds $1,500,000, at which time the Company must apply all such Net Available Cash in accordance with this covenant; provided, that all Net Available Cash not so applied shall be (a) maintained in a segregated deposit account or (b) maintained in a segregated securities account and invested in Temporary Cash Investments, in each case, subject to a perfected first-priority security interest in favor of the Collateral Agent pending application pursuant to this covenant.

SECTION 4.19.            TF Investor, Inc.  Notwithstanding anything in this Indenture or in any other agreement to the contrary:

(a)          The Company will not permit TFI to (1) incur, directly or indirectly, any Indebtedness or any other liabilities, (2) except as set forth in Section 4.19(b), make any Restricted Payment (including, without limitation, any Investment) or acquire any assets, (3) create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of TFI to (A) pay dividends or make any other distributions of its Capital Stock to the Company or pay any Indebtedness owed to the Company or (B) transfer any of its property or assets to the Company, (4) enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company, (5) sell, lease, transfer or otherwise dispose of any asset (other than pursuant to paragraph (b) below), (6) issue any Capital Stock, (7) create, assume, incur or permit to exist any Lien on any of its assets, (8) consolidate or merge with any Person or (9) conduct any business other than the liquidation and winding up of its affairs in accordance with TFI’s Plan of Complete Liquidation and Dissolution dated as of October 23, 2009; and

(b)          If TFI shall own or acquire any asset of any kind whatsoever, the Company shall cause TFI to immediately distribute such asset to the Company.  Any such amounts constituting (1) insurance proceeds received by TFI in respect of any casualty or other insured damage or (2) condemnation awards and similar payments received by TFI in respect of any taking under eminent domain, condemnation or similar event, shall, in each case, constitute Insurance and Condemnation Proceeds received by the Company subject to Section 4.18.

ARTICLE 5

Successor

SECTION 5.01.          When Company May Merge or Transfer Assets.  The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)         the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, all the obligations of the Company under the Notes and this Indenture;

(2)         immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)         [Reserved];

(4)         immediately after giving pro forma effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

(5)         the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

provided, however, that clauses (3) and (4) will not be applicable to (A) a Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company principally for the purpose and with the principal effect of reincorporating the Company in another jurisdiction and not for evading the foregoing limitations.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

SECTION 5.02.          When Subsidiary Guarantor May Merge or Transfer Assets.  The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)         except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.06 in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2)         immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)         the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with this Indenture.

ARTICLE 6

Defaults and Remedies

SECTION 6.01.           Events of Default.  An “Event of Default” occurs if:

(1)         the Company defaults in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(2)         the Company (i) defaults in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon optional or mandatory redemption, upon declaration or otherwise, or (ii) fails to redeem or purchase Notes when required pursuant to this Indenture or the Notes;

(3)         the Company fails to comply with Section 4.19, 5.01 or 5.02;

(4)         the Company fails to comply with Section 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 or 4.13 (other than a failure to redeem Notes when required under Section 4.06 or 4.18 or purchase Notes when required under Section 4.10) and such failure continues for 30 days after the notice specified below;

(5)         the Company or any Subsidiary Guarantor fails to comply with any of its agreements in the Notes, this Indenture or any Collateral Document (other than those referred to in clause (1), (2), (3) or (4) above) and such failure continues for 60 days after the notice specified below;

(6)         (A) a default occurs which results in the acceleration of the maturity of any Indebtedness of the Company or any Subsidiary having an outstanding principal amount of $2.5 million or more individually or, taken together with all such other Indebtedness that has been so accelerated, in the aggregate; (B) a default occurs in the payment of principal or interest in respect of any Indebtedness of the Company or any Subsidiary having an outstanding principal amount of $2.5 million or more individually or, taken together with other such Indebtedness with respect to which any such payment has not been made, in the aggregate and such default continues for 30 day without cure; or (C) the Company or any of its Subsidiaries shall fail to make any payment owing under the PBGC Agreement beyond any applicable grace or cure period as and when due;

(7)         the Company, any Subsidiary Guarantor or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)           commences a voluntary case;

(B)           consents to the entry of an order for relief against it in an involuntary case or has an involuntary case filed against it and such case shall continue undismissed or unstayed for 60 days;

(C)           consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(D)           makes a general assignment for the benefit of its creditors,

or takes any comparable action under any foreign laws relating to insolvency;

(8)         a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)           is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B)           appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of the property of any of them; or

(C)           orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and, in the case of clause (B), the order or decree remains unstayed and in effect for 60 days;

(9)         a judgment or order is rendered against the Company, any Subsidiary Guarantor or any Significant Subsidiary, which requires the payment in money by the Company, any Subsidiary Guarantor or any Significant Subsidiary either individually or in the aggregate, of an amount (to the extent not covered by insurance) in excess of $2.5 million and such judgment or order remains unsatisfied, undischarged, unvacated, unbonded and unstayed for 30 days (the “judgment default provision”);

(10)       a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty;

(11)       any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement or this Indenture; or

(12)       the Company or any of the Subsidiary Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement or this Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal, state or foreign law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clauses (4) or (5) is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event which with the giving of notice or the lapse of time would become an Event of Default under clause (4) or (5) or (9), its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 6.02.          Acceleration.  If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8) with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable.  Upon such a declaration, such principal and interest shall be due and payable immediately.  If an Event of Default specified in Section 6.01(7) or (8) with respect to the Company occurs, the principal of and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.  The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03.          Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.04.          Waiver of Past Defaults.  The Holders of a majority in principal amount of the Notes by notice to the Trustee may waive an existing Default and its consequences except (i) a Default in the payment of the principal of or interest on a Note (ii) a Default arising from the failure to redeem or purchase any Note when required pursuant to this Indenture or (iii) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected.  When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05.          Control by Majority.  The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06.          Limitation on Suits.  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)         the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(2)         the Holders of at least 25% in principal amount of the Notes make written request to the Trustee to pursue the remedy;

(3)         such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)         the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)         the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07.          Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.          Collection Suit by Trustee.  If an Event of Default specified in Section 6.01(1) or (2), occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

SECTION 6.09.          Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10.           Priorities.  If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST:  to the Trustee for amounts due under Section 7.07;

SECOND:  to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD:  to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.          Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes.

SECTION 6.12.          Waiver of Stay or Extension Laws.  The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

Trustee

SECTION 7.01.           Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing and the Trustee has actual knowledge of such Event of Default, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(1)         the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)         in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirement of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)          The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)         this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)         the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)         the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(4)         the Trustee shall not be liable to the Holders of Notes for any action taken or omitted by it at the direction of the Company or the Holders under circumstances in which such direction is required or permitted by the terms of this Indenture.

(d)          Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)          No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h)         Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01 and to the provisions of the TIA.

SECTION 7.02.           Rights of Trustee.

(a)          The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person.  The Trustee need not investigate any fact or matter stated in the document.

(b)          Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)          The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notices from the Company shall be sufficient if signed by an Officer of the Company.

(g)          the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holder shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(h)          The Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article 4 hereof.  In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except:  (i) any Event of Default occurring pursuant to Section 6.01(1) or 6.01(2) hereof; or (ii) any Default or Event of Default of which a Trust Officer shall have received written notification or obtained actual knowledge.

(i)           The permissive right of the Trustee to act hereunder shall not be construed as a duty.

(j)           The rights, privileges, protections, immunities, and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and in its capacity as Trustee under any other agreement executed in connection with this Indenture to which the Trustee is party.

SECTION 7.03.          Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04.          Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.05.          Notice of Defaults.  If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it occurs.  Except in the case of a Default in payment of principal of or interest on any Note (including payments pursuant to the mandatory redemption provisions of such Note, if any), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.  In addition, the Collateral Agent shall promptly deliver material notices or other communications to the Trustee in accordance with Section 3.05 of the Security Agreement, who shall mail such notices or communications to each Holder within 90 days after receipt of such notice or communications.

SECTION 7.06.          Reports by Trustee to Holders.  As promptly as practicable after each April 1 beginning with the April 1 following the date of this Indenture, and in any event prior to June 1 in each year, the Trustee shall mail to each Holder a brief report dated as of April 1 that complies with TIA § 313(a).  The Trustee also shall comply with TIA §§ 313(b).

The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07.          Compensation and Indemnity.  The Company shall pay to the Trustee from time to time reasonable compensation for its services.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  The Company shall indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees) incurred by it in connection with the administration of this trust and the performance of its duties hereunder.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Company’s payment obligations pursuant to this Section 7.07 shall survive the discharge of this Indenture.  When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(7) or (8) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08.          Replacement of Trustee.  The Trustee may resign at any time by so notifying the Company.  The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee.  The Company shall remove the Trustee if:

(1)         the Trustee fails to comply with Section 7.10;

(2)         the Trustee is adjudged bankrupt or insolvent;

(3)         receiver or other public officer takes charge of the Trustee or its property; or

(4)         the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09.          Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10.          Eligibility; Disqualification.  The Trustee shall at all times satisfy the requirements of TIA § 310(a).  The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11.          Preferential Collection of Claims Against Company.  The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE 8

Discharge of Indenture; Defeasance

SECTION 8.01.           Discharge of Liability on Notes; Defeasance.

(a)          When (1) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.07) for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption pursuant to Article 3 hereof, and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date (other than Notes replaced pursuant to Section 2.07), and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 8.01(c), cease to be of further effect.  The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company.

(b)          Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (1) all its obligations under the Notes and this Indenture (“legal defeasance option”) or (2) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.17, 4.18 and 5.02 and the operation of Sections 6.01(4), 6.01(6), 6.01(7), 6.01(8) and 6.01(9) (but, in the case of Sections 6.01(7) and (8), with respect only to Subsidiary Guarantors and Significant Subsidiaries) and the limitations contained in Sections 5.01(3) and (4) (“covenant defeasance option”).  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto.  If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(4), 6.01(6), 6.01(7), 6.01(8) and 6.01(9) (but, in the case of Sections 6.01(7) and (8), with respect only to Subsidiary Guarantors and Significant Subsidiaries) or because of the failure of the Company to comply with Section 5.01(3) or (4) or Section 5.02.  If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor, if any, shall be released from all its obligations with respect to its Subsidiary Guaranty.

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)          Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 7.07 and 7.08 and in this Article 8 shall survive until the Notes have been paid in full.  Thereafter, the Company’s obligations in Sections 7.07, 8.04 and 8.05 shall survive.

SECTION 8.02.           Conditions to Defeasance.  The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(1)         the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be;

(2)         the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(3)         123 days pass after the deposit is made and during the 123-day period no Default specified in Sections 6.01(7) or (8) with respect to the Company occurs which is continuing at the end of the period;

(4)         the deposit does not constitute a default under any other agreement binding on the Company;

(5)         the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(6)         in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(7)         in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(8)         the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article 8 have been complied with.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.

SECTION 8.03.             Application of Trust Money.  The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8.  It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.04.             Repayment to Company.  The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.05.             Indemnity for Government Obligations.  The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06.             Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

Amendments

SECTION 9.01.             Without Consent of Holders.  The Company, the Subsidiary Guarantors, the Trustee and the Collateral Agent may amend this Indenture, the Notes or the Collateral Agreements without notice to or consent of any Holder:

(1)           to cure any ambiguity, omission, defect or inconsistency;

(2)           to comply with Article 5;

(3)           to provide for uncertificated Notes in addition to or in place of certificate Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4)           to add guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5)           to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or a Subsidiary Guarantor;

(6)           to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA; or

(7)           to make any change that does not adversely affect the rights of any Holder.

After an amendment under this Section 9.01 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

SECTION 9.02.             With Consent of Holders.  The Company, the Subsidiary Guarantors, the Trustee and the Collateral Agent may amend this Indenture, the Notes or the Collateral Agreements without notice to any Holder but with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes).  However, without the consent of each Holder affected thereby, an amendment may not:

(1)           reduce the amount of Notes whose Holders must consent to an amendment;

(2)           reduce the rate of or extend the time for payment of interest on any Note;

(3)           reduce the principal amount of or extend the Stated Maturity of any Note;

(4)           reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article 3;

(5)           make any Note payable in money other than that stated in the Note;

(6)           make any changes in the ranking or priority of any Note that would adversely affect the Holders;

(7)           make any change in Section 6.04 or 6.07 or the second sentence of this Section 9.02; or

(8)           make any change in any Subsidiary Guaranty that would adversely affect the Noteholders.

Notwithstanding the foregoing, this Indenture, the Notes and the Collateral Agreements can be amended (i) to release all or substantially all of the Collateral, otherwise than in accordance with the terms of this Indenture and the Collateral Agreements, with the consent of Holders holding at least 80% in aggregate principal amount of the then outstanding Notes and (ii) to subordinate the Liens of the Collateral Agent in all or substantially all of the Collateral with the consent of Holders holding at least 66⅔% in aggregate principal amount of the then outstanding Notes (except, in the cases of the foregoing clauses (i) and (ii), with respect to the approval of an intercreditor agreement pursuant to the definitions of “Credit Agreement” or “Permitted Partial Refinancing” or the release of Liens on inventory, receivables and other current assets in connection with any Credit Agreement, for which the consent of Holders holding at least a majority in aggregate principal amount of the then outstanding Notes shall be required).  For the avoidance of doubt, the foregoing sentence shall not apply to any exercise of rights or remedies of the Collateral Agent under the Security Agreement or applicable law.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Company shall mail to Noteholders a notice briefly describing such amendment.  The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03.             Compliance with Trust Indenture Act.  Every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.04.             Revocation and Effect of Consents and Waivers.  A consent to an amendment or a waiver by a Holder of Notes shall bind the Holder and every subsequent Holder of such Notes or portion of the Notes that evidences the same debt as the consenting Holder’s Notes, even if notation of the consent or waiver is not made on the Notes.  However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Notes or portion of the Notes if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective.  After an amendment or waiver becomes effective, it shall bind every Holder.  An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05.            Notation on or Exchange of Notes.  If an amendment changes the terms of the Note, the Trustee may require the Holder of the Note to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder.  Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.06.             Trustee To Sign Amendments.  The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may but need not sign it.  In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and that all conditions precedent are satisfied.

SECTION 9.07.             Payment for Consent.  Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 10

Subsidiary Guaranties

SECTION 10.01.           Guaranties.  Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of an interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Notes Obligations”).  Each Subsidiary Guarantor further agrees that the Notes Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any Notes Obligation.

Each Subsidiary Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Notes Obligations and also waives notice of protest for nonpayment.  Each Subsidiary Guarantor waives notice of any default under the Notes or the Notes Obligations.  The obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Notes Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Notes Obligations; or (f) except as set forth in Section 10.06, any change in the ownership of such Subsidiary Guarantor.

Each Subsidiary Guarantor further agrees that its Subsidiary Guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Notes Obligations.

Except as expressly set forth in Sections 8.01(b), 10.02 and 10.06, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Notes Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

Each Subsidiary Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Notes Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Notes Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Notes Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid amount of such Notes Obligations, (2) accrued and unpaid interest on such Notes Obligations (but only to the extent not prohibited by law) and (3) all other monetary Notes Obligations of the Company to the Holders and the Trustee.

Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Notes Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of such Subsidiary Guarantor’s Subsidiary Guaranty herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Notes Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Notes Obligations as provided in Article 6, such Notes Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section 10.01.

Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

SECTION 10.02.           Limitation on Liability.  Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Notes Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03.           Successors and Assigns.  This Article 10 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04.           No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05.           Modification.  No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06.           Release of Subsidiary Guarantor.  Upon (i) the sale (including any sale upon a foreclosure or exercise of security interests) or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or (ii) the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor in accordance with the provisions of this Indenture and, in the case of (i) and (ii) above, other than a sale or disposition to the Company or an Affiliate of the Company, such Subsidiary Guarantor shall be deemed released from all obligations under this Article 10 without any further action required on the part of the Trustee or any Holder.  At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

ARTICLE 11

Collateral

SECTION 11.01.           Grant of Security Interest.  The due and punctual payment of the principal of and interest, if any, on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Company to the Holders or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Collateral Agreements which the Company has entered into simultaneously with the execution of this Indenture.  Each Holder, by its acceptance of Notes, consents and agrees to the terms of the Collateral Agreements (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith.  The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Collateral Agreements, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Collateral Agreements, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Agreements or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The Company will take, and will cause its Subsidiaries to take, including without limitation upon request of the Trustee, any and all actions reasonably required to cause the Collateral Agreements to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders, superior to and prior to the rights of all third Persons and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement or this Indenture.  The Collateral Agent may open and maintain one or more accounts to hold the Collateral and the Collateral Agreements from time to time, it being understood that such accounts shall not in any way expand or otherwise affect the Collateral Agent’s duties under the Indenture and the Collateral Agreements.

SECTION 11.02.           Recording and Opinions.  (a)  The Company shall furnish to the Trustee, at such time as required by TIA Section 314(b), an Opinion of Counsel either (1) stating that, in the opinion of such counsel, this Indenture and the Collateral Documents and any financing statements and other instruments have been properly recorded, registered and filed to the extent necessary to perfect the security interests created by the Collateral Documents (to the extent such security interests may be perfected by a recording, registering or filing) and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given or (2) stating that, in the opinion of such counsel, no such action is necessary to perfect any security interest created under any of the Collateral Documents.

(b) The Company shall furnish to the Trustee and the Collateral Agent (if other than the Trustee), on or within one month of June 30 of each year, commencing June 30, 2012, an Opinion of Counsel either (1) stating that, in the opinion of such counsel, all action necessary to perfect or continue the perfection of the security interests created by the Collateral Documents (to the extent such security interests may be perfected by a recording, registering or filing) has been taken and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given or (2) stating that, in the opinion of such counsel, no such action is necessary to perfect or continue the perfection of any security interest created under any of the Collateral Documents.

SECTION 11.03.           Release of Collateral.

(a)           Subject to subsections (b), (c) and (d) of this Section 11.03, Collateral may be released from the Lien and security interest created by the Collateral Agreements at any time or from time to time in accordance with the provisions of the Collateral Agreements or as provided hereby, which request by the Company shall be made pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met, and without the consent of any Holder, the Company and the Subsidiary Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing the obligations under the Collateral Agreements under one or more of the following circumstances:

(1)           to enable the Company or a Subsidiary Guarantor to consummate asset sales and dispositions permitted or not prohibited under Section 4.06, in each case to a Person other than the Company or a Subsidiary Guarantor; provided that, if such sale or disposition constitutes an Asset Disposition, the Company will apply the Net Available Cash in accordance with Section 4.06; provided further that, for the avoidance of doubt, such application of Net Available Cash shall occur following such sale or disposition and shall not be construed to be a condition to the release of such Collateral;

(2)           to enable the Company to make a Restricted Payment permitted or not prohibited under Section 4.04 or a Permitted Investment other than any such Restricted Payment or Permitted Investment made to or in the Company or a Subsidiary;

(3)           if any Subsidiary that is a Subsidiary Guarantor is released from its Guarantee, such Subsidiary’s assets will also be released from the Liens securing the Notes and the Guarantee;

(4)           in connection with any event described in Section 4.18; provided that, the Company will apply the Insurance and Condemnation Proceeds in accordance with Section 4.18; provided further that, for the avoidance of doubt, such application of Insurance and Condemnation Proceeds shall occur following such casualty or condemnation event and shall not be construed to be a condition to the release of such Collateral;

(5)           as set forth, and subject to the conditions stated, in Sections 8.02, 9.01 and 9.02; or

(6)           if required in accordance with the terms of the Security Agreement.

Upon receipt of such Officers’ Certificate, the Collateral Agent shall execute, deliver or acknowledge any reasonably necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Agreements.

(b)           No Collateral may be released from the Lien and security interest created by the Collateral Agreements pursuant to the provisions of the Collateral Agreements unless the Officer’s Certificate required by this Section 11.03 has been delivered to the Collateral Agent.

(c)           At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Collateral Agreements will be effective as against the Holders.

(d)           The release of any Collateral from the terms of this Indenture and the Collateral Agreements will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof.  To the extent applicable, the Company will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Security Agreement and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Agreement, to be complied with.  Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Company and the Collateral Agent in the exercise of reasonable care.  Fees, charges and expenses incurred by the Trustee or the Collateral Agent in connection herewith, including the fees and reasonable expenses of any such engineer, appraiser or other expert shall be reimbursed to the Trustee or the Collateral Agent (as applicable).

SECTION 11.04.           Certificates of the Company.

The Company will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Collateral Agreements:

(1)           all documents required by TIA §314(d); and

(2)           an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such accompanying documents constitute all documents required by TIA §314(d).

The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

SECTION 11.05.           Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with the Collateral Agreements and has delivered to the Trustee the certificates and documents required by Sections 11.03 and 11.04 hereof, the Trustee shall deliver a certificate to the Collateral Agent indicating that it has received all such certificates and documents.

SECTION 11.06.           Authorization of Actions to Be Taken by the Collateral Agent Under the Collateral Agreements.

Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders, and shall, upon written request of any Holder direct, on behalf of the Holders, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(1)           enforce any of the terms of the Collateral Agreements; and

(2)           collect and receive any and all amounts payable in respect of the Obligation of the Company hereunder.

The Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Agreements or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

SECTION 11.07.           Authorization of Receipt of Funds by the Trustee Under the Collateral Agreements.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Agreements, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 11.08.           Termination of Security Interest.

Upon the payment in full of all obligations of the Company under this Indenture and the Notes, or upon legal defeasance or covenant defeasance in accordance with Section 8.01, the Trustee will, at the request of the Company, deliver a certificate to the Collateral Agent stating that such obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Collateral Agreements.

ARTICLE 12

Miscellaneous

SECTION 12.01.           Trust Indenture Act Controls.  If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

SECTION 12.02.           Notices.  Any notice or communication shall be in writing and delivered in person, by facsimile (receipt confirmed by electronic mail or otherwise in writing), by overnight courier or by first-class mail addressed as follows:

if to the Company or any Subsidiary Guarantor

Wolverine Tube, Inc.
2100 Market Street, NE
Decatur, Alabama 35601
Attention of:  Chief Financial Officer
Fax: (256) 580-3996

if to the Trustee or the Collateral Agent:

U.S. Bank National Association
Corporate Trust Services
1349 W. Peachtree Street, NW
Suite 1050
Two Midtown Plaza
Atlanta, Georgia 30309
Fax: (404) 898-2467

The Company, any Subsidiary Guarantor, the Trustee or the Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the address provided above, it is duly given, whether or not the addressee receives it.

SECTION 12.03.          Communication by Holders with Other Holders.  Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, any Subsidiary Guarantor, the Trustee, the Collateral Agent, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.04.           Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(1)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with and that the action is permitted by this Indenture.

SECTION 12.05.           Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)           a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)           a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 12.06.           When Notes Disregarded.  To the extent required by the TIA, in determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.07.          Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by or a meeting of Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.08.           Legal Holidays.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 12.09.           Governing Law.  This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 12.10.           No Recourse Against Others.  A director, officer, employee or stockholder, as such, of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company under the Notes or this Indenture or of such Subsidiary Guarantor under its Subsidiary Guaranty or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting the Notes, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 12.11.           Successors.  All agreements of the Company in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.12.           Counterparts.  This Indenture may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when the parties hereto have each executed one counterpart.  Each of the parties hereto agrees that a signature transmitted to the Secured Party or its counsel by facsimile transmission shall be effective to bind the party so transmitting its signature.

SECTION 12.13.           Table of Contents; Headings.  The table of contents, cross reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.14.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE OR ANY OTHER DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly execute as of the date first written above.

THE COMPANY

WOLVERINE TUBE, INC.

By:
Name:
Title:

[SIGNATURE PAGE – INDENTURE]

SUBSIDIARY GUARANTORS

TUBE FORMING, L.P.

By: Wolverine Tube, Inc. as General Partner

By:
Name:
Title:

WT HOLDING COMPANY, INC.

By:
Name:
Title:

WOLVERINE JOINING TECHNOLOGIES LLC

By:
Name:
Title:

[SIGNATURE PAGE – INDENTURE]

TRUSTEE AND COLLATERAL AGENT

U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee and Collateral Agent

By:
Name:
Title:

[SIGNATURE PAGE – INDENTURE]

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS SET FORTH IN THE INDENTURE.

CUSIP/CINS_______

Senior Secured Notes Due 2014

No.____	$________

Wolverine Tube, Inc., a Delaware corporation, promises to pay to _______________, or registered assigns, the principal sum of _____________ Dollars on [____________], 2014.

Interest Payment Dates:  June 30 and December 31.

Record Dates:  June 15 and December 15.

Dated:  __________, 20__

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

[Signature page follows]

[FORM OF REVERSE SIDE OF NOTE]

Senior Secured Note due 2014

1.	Interest.

Wolverine Tube, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum equal to (a) from _________, 2011 to but excluding [___________], 2012, 6%, of which all 6% is payable in cash, (b) from and including [___________], 2012 to but excluding [___________], 2013, 12%, of which 6% is payable in cash and 6% is payable by increasing the principal amount of the Notes and (c) from and including [___________], 2013 to maturity, 16%, of which 6% is payable in cash and 10% is payable by increasing the principal amount of the Notes.  The Company will pay interest semiannually on June 30 and December 31 of each year (or if such date is not a Business Day, the immediately preceding Business Day), commencing December 30, 2011.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from _____________, 2011.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  The Company will pay interest on overdue principal at the above rate and will pay interest on overdue installments of interest at such rate to the extent lawful.

2.	Method of Payment.

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the June 15 or December 15 next preceding the interest payment date even if the Notes are cancelled after the record date and on or before the interest payment date.  Holders must surrender their Notes to a Paying Agent to collect principal payments.  The Company will pay principal and the cash interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company.  The Company will make all payments in respect of a certificated Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar.

Initially, U.S. Bank National Association, a national banking association, the Trustee and Collateral Agent under the Indenture, will act as Paying Agent and Registrar.  The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice.  The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

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4.	Indenture.

The Company issued the Notes under an Indenture dated as of [___________], 2011 (“Indenture”), among the Company, the Subsidiary Guarantors and the Trustee and the Collateral Agent.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. § 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”).  Terms used and not defined herein have the meanings ascribed to such terms in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are secured obligations of the Company.  The Indenture contains covenants that limit the ability of the Company and its subsidiaries to: incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; issue or sell capital stock of subsidiaries; engage in transactions with affiliates; create liens on assets; transfer or sell assets; engage in new lines of business; guarantee indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries; use insurance proceeds; and engage in sale/leaseback transactions.  These covenants are subject to important exceptions and qualifications.

5.	Optional Redemption.

At any time and from time to time, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date.  Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

6.	Mandatory Redemption.

Following any Asset Disposition as set forth in Section 4.06 of the Indenture or upon receipt of certain insurance or casualty proceeds as set forth in Section 4.18 of the Indenture, the Company shall redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date.  Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

7.	Notice of Redemption.

Notice of redemption will be mailed to each Holder of Notes to be redeemed, at its registered address, at least 30 days but not more than 60 days before the redemption date.  Notes in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000.  If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest will cease to accrue on such Notes (or such portions thereof) called for redemption.

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8.	Put Provision.

Upon a Change of Control, any Holder of Notes will have the right to cause the Company to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

9.	Guaranty.

The payment by the Company of the principal of, and premium and interest on, the Notes is, and the performance of all other obligations of the Company under the Indenture and the Notes are, guaranteed by the Subsidiary Guarantors on a joint and several basis, on the terms set forth in the Indenture.

10.	Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $1 principal amount and whole multiples of $1.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsement or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

11.	Persons Deemed Owners.

The registered Holder of this Note may be treated as the owner of it for all purposes.

12.	Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.	Discharge and Defeasance.

Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

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14.	Amendment, Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture and the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Notes.  Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors, the Trustee and the Collateral Agent shall be entitled to amend the Indenture, the Collateral Agreements or the Notes to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes, including Subsidiary Guaranties, or to secure the Notes, or to add additional covenants or surrender rights and powers conferred on the Company or the Subsidiary Guarantors, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Holder of Notes.  The consent of at least 80% in aggregate principal amount of then outstanding Notes shall be required to release all or substantially all of the Collateral otherwise than in accordance with the terms of the Indenture and the Collateral Agreements and the consent of at least 66⅔% in aggregate principal amount of then outstanding Notes shall be required to subordinate the Liens of the Collateral Agent in all or substantially all of the Collateral (except with respect to the approval of an intercreditor agreement pursuant to the definitions of “Credit Agreement” or “Permitted Partial Refinancing” or the release of Liens on inventory, receivables and other current assets in connection with any Credit Agreement, for which the consent of Holders holding at least a majority in aggregate principal amount of the then outstanding Notes shall be required).

15.	Defaults and Remedies.

The Events of Default are defined in Section 6.01 of the Indenture.  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately.  Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it.  Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is not opposed to the interest of the Holders.

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16.	Trustee Dealings with the Company.

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.	No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder of Notes waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Notes.

18.	Authentication.

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticated agent) manually signs the certificate of authentication on the other side of this Note.

19.	Abbreviations.

Customary abbreviations may be used in the name of a Holder of Notes or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders of Notes.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contain in any notice of redemption and reliance may be placed only on the other identification numbers place thereon.

21.	Governing Law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder of Notes a copy of the Indenture which has in it the text of this Note in larger type.  Requests may be made to:

Wolverine Tube, Inc.
2100 Market Street, NE
Decatur, Alabama 35601
Attention:  Secretary

6

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized Officers as of the date above.

WOLVERINE TUBE, INC.,
a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

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TRUSTEE CERTIFICATE OF AUTHENTICATION

This is one of the Senior Secured Notes due 2014 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
a national banking association, as Trustee

By:
Name:
Title:

Dated:  _________________

 [TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase)	Signature of authorized officer of Trustee or Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 of the Indenture, check the box: ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section  4.10 of the Indenture, state the amount in principal amount:

$________________

(multiple of $1,000)

Date: ______________________,	Your Signature: ______________________

(Sign exactly as your name appears on the other side of this Note.)

Tax Identification No: _________________

Signature Guarantee:

                                    (Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934 as amended.

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Schedule 4.03(d)

Existing Indebtedness

Schedule 4.05(c)(1)

Existing Encumbrances or Restrictions

Schedule 4.07(b)(1)

Permitted Investments

Schedule 4.07(b)(7)

Affiliate Transactions

Schedule 4.11(a)

Existing Liens